EXHIBIT 99.1

Transcript of

BK Technologies Corporation

Third Quarter 2023 Earnings Call

November 9, 2023

Participants

Jen Belodeau - Vice President, IMS Investor Relations

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Analysts

Aaron Martin - AIGH Investments

Brett Reiss - Janney Montgomery Scott

Orin Hirschman - AIGH Investment Partners

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the Third Quarter 2023. This call is being recorded. All participants have been placed on a listen-only mode.

Following management's remarks, the call will be open for questions. There is a slide presentation that accompanies today's remarks that can be accessed via the webcast. At this time, it is now my pleasure to turn the floor over to your host for today, Jen Belodeau. Ma 'am, please go ahead.

Jen Belodeau- IMS Investor Relations

Thank you. Good morning and welcome to our conference call to discuss BK Technologies' results for the third quarter of 2023. On the call today are John Suzuki, Chief Executive Officer and Scott Malmanger, Chief Financial Officer.

I will take a moment to read the Safe Harbor statements. Statements made during this conference call and presented in the presentation that are not based on the historical facts are forward-looking statements. Such statements include, but are not limited to projections or statements of future goals and targets regarding the company's revenue and profits. These statements are subject to known and unknown factors and risks.

The company's actual results, performance, or achievements may differ materially from those expressed or implied by these forward-looking statements. And some of the factors and risks that could cause or contribute to such material differences have been described in this morning's press release and in BK's filings with the U.S. Securities and Exchange Commission. These statements are based on information and understandings that are believed to be accurate as of today and we do not undertake any duty to update such forward-looking statements.

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Okay. with that out of the way, I'll turn the call over to John Suzuki, CEO of BK Technologies. Go ahead, John.

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Thank you, Jen. Thank you, everyone for joining today. I'll start by reviewing some of the highlights of our operations and financial results during the quarter. Then, I'll turn it over to our Chief Financial Officer, Scott Malmanger, for a deeper dive into our financial results. We'll conclude by opening up the call for a brief Q&A.

Turning to slide 3. we delivered strong third quarter results, which included a 68% increase in revenue to $20.1 million, improved gross margins and a return to profitability. During the quarter, we shipped 9,310 radios, bringing our shipment total to 28,249 for the first nine months of 2023. And we remain on track to achieve our target range of shipping between 32,000 and 36,000 radios for the full year.

With our visibility today, we believe we have a very good chance to achieve the high end of our radio delivery guidance. In the third quarter, we continued to ship not just the BKR 5000, but also our BKR 9000 multiband radio. In fact, in September, we received an emergency order for the BKR 9000 from the state of Hawaii as it contended with the aftermath of the devastating wildfires in Maui County. We mobilized quickly to get a shipment out to this new customer and we're pleased to have had the opportunity to assist during a difficult time and to launch what we hope will be an ongoing relationship with the state.

We continue to see great deal of market interest in the BKR 9000, which with its enhanced multiband capabilities and cost-effective price point is an attractive offering in the portable communication space. The BKR 9000 has completed field tests on more than 19 P25 trunk systems, and there are 30-plus additional system tests underway. BK has years of experience acquiring system approval for our legacy P25 radios and this history is helping to expedite the individual approval process. As we move forward, we expect the success of these field tests will serve as further verification of the radios' multiband capabilities and reliability, opening up opportunities for us to address a larger and more diverse market vertical.

Turning to slide 4. We saw a significant order activity during the third quarter. In addition to the BKR 9000 order from the state of Hawaii that I just mentioned, we also received an order from Sandoval County, New Mexico, valued at 963,000. I highlight Sandoval County, because they are a good example of what we define as a Tier 3 county in terms of population density. There is an estimated 750 Tier 3 suburban to rural counties in the U.S. that we're targeting for the BKR 9000, because we believe the radio is a great fit, not just in its multiband capabilities, but its cost-effective price point positioning us to gain market share.

For the BKR 5000, there continues to be strong demand as demonstrated by a $3.4 million order we received from the National Interagency Incident Communications Division and a $2.1 million order from the Bureau of Land Management, which also included some BKR 9000 radios for test and evaluation. So, it's been a very busy quarter in terms of order activity and we ended the quarter with an order backlog of $21.8 million as of September 30th, 2023.

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Slide 5. Slide 5 illustrates the continued traction we're seeing with our radios. As I mentioned a moment ago, in the third quarter, we shipped 9,310 units, bringing us to a total of 28,249 radios shipped year-to-date. And I will repeat my point from a moment ago that we believe we'll close the year out on the high end of our targeted range of 32,000 to 36,000 shipments for the full year 2023.

Turning to slide 6. Our gross margin performance continues to make progress and we are seeing the positive impact of our cost reduction initiatives and higher revenue. Our gross margin improvement in the third quarter represents our fifth consecutive quarter of sequential margin improvement with the continuation of our initiatives to reduce product costs coupled with the addition of the higher margin BKR 9000 multiband radio to our product mix. We expect to see gross margin continue to improve through the fourth quarter and into 2024.

Now, I will turn it over to Scott Malmanger, CFO, to take you through the financials. Scott?

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Thanks, John. On slide 7, you'll see a summary of our financial and operating results for the period ending September 30th, 2023. Sales for the third quarter totaled approximately $20.1 million, compared with $11.9 million for the same quarter last year. Revenues of more than $57 million for the September year-to-date have surpassed the prior full-year record of $51 million achieved in 2022. As John mentioned, we closed the third quarter with an order backlog of $21.8 million. Gross profit margin in the third quarter was 32% compared with 19% in the third quarter last year.

Selling, general and administrative expenses or SG&A totaled approximately $5.8 million for the third quarter, compared with $4.6 million for the same quarter last year. Operating income totaled $594,000, compared with an operating loss of $2.4 million for the third quarter of last year. In the third quarter of 2023, we recognized a net unrealized loss of $342,000 on our investments, compared with the net realized gain of $76,000 in the same quarter last year. We recorded net income of $90,000 or $0.03 per basic and diluted share in the third quarter of 2023, compared with a net loss of $2.4 million or $0.71 per basic and diluted share in the prior-year period.

And finally, on September 30th, 2023, we have approximately $4.1 million of cash and cash equivalents and no long-term debt. From a liquidity standpoint, we believe that our current cash position combined with anticipated cash generated primarily by radio sales and borrowing availability under our credit facility provides us with the working capital that we need to grow our business. The additional $2 million in cash expected from the East West transaction is expected to be used to pay down our line of credit.

I will now turn the call back over to John.

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John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Thanks, Scott. Turning to slide 8. I'd like to provide you an update on our SaaS business. We previously detailed that the public safety market represents a tremendous opportunity for SaaS solutions. AT&T regularly publishes their update, Public Safety FirstNet subscribers with the latest announcing 5.3 million connections over 27,000 public safety agencies.

Verizon does not publish their frontline public safety connections, but it is believed to be similar in size to AT&T. With more first responders being equipped with smartphones, BK firmly believes that the next focus in public safety communication span will be to make the first responders safer and more effective as a step out of their connected vehicle.

Slide 9. Slide 9 provides a timeline of our SaaS business unit, which began with our applications for three patents in December of 2021. The three patent applications envisioned a set of new public safety services and features, which would be delivered through BK's smartphone application, BKRplay.

In February 2022, we formalized our SaaS vision with the formation of a new business unit led by industry veteran, James Teel. Eight months later, in October 2022, BK launched its first SaaS service, InteropONE. InteropONE Push To Talk Over Cellular service, which was quickly recognized for its unique, patent pending capability to form on-demand talk groups in five minutes or less, using any smartphone associated with any cellular carrier.

Our first paying InteropONE subscriber was officially onboarded in January of 2023. Since the launch, several federal, state and local government agencies have been field-trialing the service. Based on this customer feedback, in August 2023, BK released new features, enhancing the user experience when using InteropONE. Recently, our InteropONE customer base expanded to include our first international customer from Canada. Our second patent application looked at an innovative approach to bridge LMR radios with LTE smartphones. In October '23, we demonstrated our patent pending InteropONE tethering feature, which enables first responders using BKR radios the option to communicate over a private P25 network or a public cellular network.

Slide 10. Slide 10 highlights an example of how InteropONE tethering and Interop Push To Talk Over Cellular can drive BKR 9000 sales. A recent $315,000 contract award from the U.S. Department of Defense required multiband, P25 network ready and be LTE capable. Our BKR 9000 with InteropONE tethering presented an alternative solution that met all requirements at a compelling price point. It's always great to expand our relationship with the U.S. Department of Defense, particularly when we do so by beating an incumbent competitor with a new innovative solution.

Turning to slide 11. We recently announced our strategic decision to shift our production operation to East West manufacturing. After careful analysis and consideration, we believe it makes sense, or a strategic sense, to shift to an asset-like model. As many of you know, we have always relied on, to some extent, on contract manufacturers to support our in-house efforts and East West has been a reliable partner to us for several years. We believe that outsourcing our manufacturing operations will simplify supply chain management, which has become a challenging part of our day-to-day operations, and will enable us to continue reducing both production and product costs.

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Additionally, by moving supply chain management and production to East West, we can focus on our core competencies, the development and marketing of LMR communications technology. In addition to the operational benefits, East West, a portfolio company of MSD partners, has become a shareholder of BK based on their confidence in our products and the long-term market opportunity.

We anticipate that the transition to East West will take place over a six-month period commencing in Q1 2024 and we do not anticipate disruptions in our production schedules. With the move, our existing Melbourne facility will now focus on new product introduction in support of our engineering efforts. We're confident that the move to an asset-like model will help us ensure efficient fulfillment of the high demand we're seeing for our products while also strengthening margins over time.

Moving to our final slide, slide 12. We are energized by the market interest we're seeing for our products and optimistic about the opportunities we're seeing to expand our customer base by tapping new vertical markets. Our operational strategy remains focused on maximizing production efficiency and as I mentioned earlier, we believe we are on well-paced to meet our high end of our stated annual shipment target of between 32,000 and 36,000 radios for the full year.

BK's reputation as a premier communications technology provider for the public safety and critical communication market is established and growing. Our BKR 5000 has demonstrated proven success in its appeal to existing and new customers as they move through equipment upgrade cycles. Likewise, the multiband capabilities of the BKR 9000 provide us the opportunity to significantly expand our target markets and grow our brand recognition among a new customer audience.

Finally, we think InteropONE has the ideal capabilities to improve communications between first responders, which will in turn improve safety and response time potentially saving lives. As a SaaS service, we anticipate InteropONE will play a meaningful role in delivering high-margin reoccurring revenue as we gain market presence over time.

With that, I'll turn the call over to the operator for questions. Matt?

Operator

[Operator Instructions] Your first question is coming from Aaron Martin from AIGH Investments. Your line is live.

Q: Hi. Good morning. Congratulations on the improvement in gross margin and the return of profitability. On the gross margin, I know you're not providing a breakdown between the BKR 9000 and the 5000, but can we sort of break down the sequential improvement in gross margin? The factors obviously last quarter, there was -- you were talking about supply chain and logistics parts as a big improvement. So, how much of the improvement really came from the mix versus coming from working out the supply chain issues?

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John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Yes. thanks for the question. I would answer that, that basically, most of it is still due to our cost reduction efforts or our efforts to impact production costs. So, I would say that we continue to expect margin improvement as we realize lower production costs associated with the East West arrangement and then as for '24 and '25 as our mix continues to improve with the 9000 product in the SaaS business, I think, that's where we'll have continued margin improvement over the '24-'25 period.

Q: Got it. And so, I think it's a big picture, how should we think about the transition from the BKR 5000 to 9000 and mix going forward as you know '24-'25. How do we anticipate them sort of living side-by-side?

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Yes. thanks for the question, Aaron. So, we view these products as addressing two separate markets. So, the 5000 has embedded itself, not only in our core legacy customers, which is wild on fire; but also in other rural communities. So, as firefighters are buying the BKR 5000, we're finding that law enforcement within those communities, other fire departments are buying the same radio for their day-to-day operations. So, what was used primarily for going on mission for fighting fires is now becoming more of a mainstay radio.

On the 9000, that radio is over twice as expensive as the 5000 and it addresses basically a different market. It's really targeted for those customers, who are looking at operating in multiple frequency bands, because they have to interoperate perhaps with the statewide system or an adjacent county system, and there's no guarantees on what frequency bands these systems would reside on. And again, these radios in 9000, in that particular case, that's their day-to-day radio. That's what they're using. So, although the 9000 can be used for wildland fire, it's really being purchased for day-to-day operations.

And so, there will be some small overlap between the customer base, who are buying the 5000 and the 9000, but these are going to be different markets. So, if I look at -- so if I look going forward, the adoption rate of the 9000 is still to be determined. but if I looked at the adoption rate of the 5000 and just kind of break out the base customer base, it was still fairly significant, but it took about 18 months before it started to really gain some traction. And so, we expect something similar for the 9000, where the initial orders, which we've been seeing are small quantities, people testing the radio, and then as they build confidence in the radio, they'll start replacing their fleet with the 9000. And so, we'll see quarter-over-quarter increases in order volume through 2024, and then we're expecting a larger increase in 2025 as more and more of the people have confidence in the radio.

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Q: Okay. So then, in the shorter-term, we talked about gross margins, sequentially improving in Q4 and then into 2024 as well. That is all basically being driven from operational items and costs down rather than revenue mix pretty much.

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Yes. I think the simplistic way to look at it is our historical margins for the company has been between 35% and 40%. So, we're still not there, right. And so, we still have activities that we're doing to get us to that point. And then you can layer in the 9000 margins on top of that. And then you can layer in a factor for our new relationship with East West, just because of their production capabilities, we're expecting additional cost downs across the board. And that's why we targeted in 2025, we believe our gross margins for 2025 will be at 50%. So, it's a long journey, Aaron, to get there, but we believe there's a path to get there.

Q: Okay. and then the relationship with East West, since there are existing contract manufacturers, that's why I guess we shouldn't really have any disruption. It's just a six-month process, it's just transferring over and over more lines to them, one at a time. Is that how we should think about it?

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

That's exactly right, Aaron. And we're taking one line at a time.

Q: Okay. going back to the overall volume, I mean, it seems that we had a slightly better pricing environment this quarter. I know, in the past, you've talked about that, it has to do with the accessories that are -- that get shipped together with it, but it's nice to see that. But I look at the overall volume and then the guide for the year, it's nice that you talk about being at the high end of the 32,000 to 36,000 radios, but considering where you are right now for the year, even the high end of that is kind of below, where you've been any quarter so far this year. So, how do we think about that, especially with the $20 million plus backlog that you have going at the end of the quarter?

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Yes. I think, when I started this year, I talked about 8,000 to 10,000 radios shipping every quarter. And if you remember, walking into this year, we had this enormous backlog from 2022, because for most of '22, we couldn't ship. We started shipping in Q4. And so, we kept at an accelerated pace throughout the year, so that we could normalize our backlog.

We've been on extended lead times for quite a period. We believe that we'll be through that backlog and back to normalized lead times probably by the first or second quarter of next year. So, we were definitely at an elevated rate in the first half of this year just to try and catch up on our backlog. But that's starting to normalize now.

Q: Okay. So basically, then to the order rate, obviously, backlog was down sequentially quarter-over-quarter, a little bit about $2 million. We're expecting that to continue as lead times come down or at the same time though as lead times are coming down, our demand is growing for the 5000 and we've got the 9000 on top of that. So, how should we think about backlog going forward and the ordering trends?

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Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Yes. So for -- because we are a bit of a seasonal business, right, the peak season for wildland fire and order intakes and shipments is Q2 and Q3. Historically, our weakest quarter for new orders is Q4 and then gets better in Q1, and then goes forward. Because we're still driving our backlog down, we'll continue to have good shipments in the quarter, but the backlog will definitely go down, because the fourth quarter order intake tends to be a lot smaller than, say Q3 or Q2. But we believe it'll still be larger than it was year-over-year. Yes, year-over-year.

Q: Got it. Going back to Scott, on the -- obviously nice to see EPS again. In terms of the calculation of the non-cash loss on the FG Financial investment, ex that, if I were to sort of create a non-GAAP EPS number, would there be a tax difference or just add back in that $340,000, assume there'd be non-GAAP net income of 430 or so, and about $0.13 of non-GAAP EPS. Is that a proper calculation or would there be an adjustment on the tax line?

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

No. we got tax loss carry forwards. So that number is correct. I did the same math and I agree with your math at about $0.13.

Q: Got it. Okay. I just definitely put it out there that calculation is correct and the FG financial's just a non-cash, non-operating item. It would behoove the company to report a more reflective, non-GAAP EPS number.

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Good point, Aaron. Thank you for that input.

Q: Okay. Thank you. Congratulations on the progress.

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Thank you, Aaron.

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Thank you.

Operator

Thank you. Your next question is coming from Brett Reiss from Janney Montgomery Scott. Your line is live.

Q: Hi, John. Hi, Scott.

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John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Good morning, Brett.

Q: John, I haven't had a chance to read the 8-K on the agreement between us and East West. When I read it, what are the key clauses in that contract that I should focus on? What's important for us in this type of arrangement and putting yourself in the shoes of East West, what was important for them?

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Yes. Let me just step back a little bit. First, this is not a new relationship. We've been working with East West for over two years and we've had progressive scope increase with them over that period. In fact, the first time I met with their CEO was a year last May and during the supply chain crisis and I was soliciting their help, which they were very nice and accommodating. So, we've had a long-term relationship with East West and a successful one in terms of overall performance. And we've been taking advantage of their global reach. They have, I believe, 12 manufacturing facilities across the world.

The other comment I would make is, when you take a step like this, it's a major step, because now we're dependent on East West for making our revenues for a company. And we don't take that lightly and picking the right partner is critical. One of the criteria that we used or looked at was picking a partner that was a good fit in terms of size in comparison to BK. And so, when I say that, I mean, there are a lot larger contract manufacturers out there. But if you look at the size of East West, and you look at the size of BK, we're in their top 10 of their customer base. And so, that was an important factor for me as I wanted to make sure that when we did have problems in the supply chain, and of course, it happens, that they pay attention to us and that we're just not a small customer on their list, but that we are a significant customer on their list.

And so, those are some of the criteria that we looked at when we started down the path with East West. Now, you can get into a lot of the other details, which are in the contract, right. There are delivery requirements and quality of requirements. but at the end of the day, I think the important thing for this relationship to be successful is, for one, BK, we should never forget that these are our products. They just happen to be manufactured in a different facility, right. So, we own this product. That's one of the reasons why I kept all the machinery and the production lines in our factory, so that when we make any changes on our product, we can run it through our own facility first before we introduced it into East West and into production.

And that does two things, right? One, we get confidence that the change actually works. We understand the impacts on it before we start to introduce it into production. And the second is, is the time to introduce it into production is very short. So, your disruption in production is very short. We did not enjoy that under our previous arrangements. It was always a battle between getting validation of new products and production.

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So, I think it's more than what you can see in the contract specifically. I think the contract is a pretty standard contract that you would see between a contract manufacturer and a company. I think we covered all our bases in terms of ensuring deliveries and quality. And again, I think it's more about the partner we chose and why we chose East West in the first place.

Q: Great. Thank you for the answer. That's all from me.

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Thank you.

Operator

Thank you. Your next question is coming from Orin Hirschman from AIGH Investment Partners. Your line is live.

Q: Hi. Congratulations on the progress overall, especially gross margin. Can you tell us you mentioned another customer and I assume there's a lot of tests going on the SaaS offering. Can you kind of bring us up to date? Are there multiple customers that are alive? Have they added any additional clients, so that you could see how this scales for them? Give us whatever you can tell us at this point and are there a lot of tests going on currently?

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Yes. I think, there's about 20 field trials going on, Orin roughly.

Q: Wow.

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

So yes, it's pretty significant. Let me -- yes, so from a total revenue standpoint, it's still very small. It's a handful of customers that have actually paying customers, right. So, it's not that big. But let me walk you through and this, we see almost every week, right. We're at a trade show and we had a state customer come by and the salesperson pitched InteropONE, says, hey, here's a solution that provides on-demand emergency communications using your smartphone and cellular system. And the person was so intrigued that we were invited back to make a presentation to the broader audience at the state level. And so, we did that, expecting it would be like a one-hour meeting. The meeting took six hours. And the beauty of the meeting was it started off as an InteropONE conversation, but it quickly moved to a BKR 9000. I mean, they had -- we had not gotten in front of this customer with this new radio.

And for the next five hours, they spent time getting that radio operating on the state system. And they were just totally excited about the radio and then the connection of the radio to InteropONE and that whole vision of tethering these devices together. And so, I kind of look at InteropONE on a service on its own, it's still TBD in terms of how much revenue that's going to generate for the business. but in terms of pull-through and our ability to get in front of customers that perhaps it would be more difficult for us to get in front of, if we didn't have it. That's really proven itself out. People are interested in this service and it gives us a great opportunity to present the 9000.

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Q: And I was going to ask you, specifically, it's supposed to get in nicely with the 9000 or it goes even with the 5000 or really, the 9000, that's why you keep mentioning it like that.

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Yes, it's both radios. but to be honest with you, when we're in front of those types of customers, they're interested in multiband radio. So yes, it tethers with the BK series radio, so the 5000, the 9000, and any other radio that we bring on under the BKR series radio line.

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Okay. great. I mean, even if it's small revenues, obviously $1 million or $2 million is higher margin recurring --

Q: Yes.

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

-- with the 3.5 million share accounts. It's quite meaningful. And obviously, it's nice to pull through the hardware also on the 9000, the high margin 9000. Thanks so much.

Q: Thank you for the question.

Operator

Thank you. That concludes our Q&A session. I'll now hand the conference back to John Suzuki for closing remarks. Please go ahead.

John Suzuki - President & Chief Executive Officer, BK Technologies Corporation

Thanks, Matt. Thank you, all for participating in today's call. We look forward to speaking with you again, when we report our Q4. All the best to all of you and have a great day.

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